UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 26, 2002

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2450 Bayshore Parkway
Mountain View, CA 94043
(650) 316-6000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

ITEM 5.    OTHER EVENTS

On October 2, 2002, Equinix, Inc., a Delaware corporation (“Equinix”), Eagle Panther Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Equinix (“Merger Sub”), Eagle Jaguar Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Eagle (“SP Sub”), STT Communications Ltd, a corporation organized under the laws of the Republic of Singapore (“STT Communications”), i-STT Pte Ltd, a corporation organized under the laws of the Republic of Singapore and a wholly-owned subsidiary of STT Communications (“i-STT”), Pihana Pacific, Inc., a Delaware corporation (“Pihana”), and Jane Dietze, as Pihana Stockholders’ Representative, entered into a Combination Agreement (the “Combination Agreement”). Subject to the terms and conditions of the Combination Agreement, STT Communications will transfer all the outstanding capital stock of i-STT to SP Sub, and Merger Sub will merge with and into Pihana, with Pihana becoming an indirect wholly-owned subsidiary of Parent (the “Combination”).

On August 15, 2002, Equinix received a notice from Nasdaq indicating that the failure of its common stock to maintain Nasdaq’s minimum closing bid price requirement of $1.00 had continued beyond the 90-day probationary period allowed under The Nasdaq National Marketplace Rules and, therefore, its common stock may be delisted. On August 21, 2002, Equinix appealed the delisting decision and requested the delisting be stayed pending a hearing before the Nasdaq Qualifications Panel. A hearing was granted and Equinix appeared before the panel on October 3, 2002. On November 25, 2002 the Nasdaq Qualifications Panel issued a decision to continue the listing of our common stock on The Nasdaq National Market. However, such continuance is contingent upon our ability to demonstrate compliance with all of the requirements for initial listing on The Nasdaq National Market and the completion of the Combination and related transactions on or before December 31, 2002. In connection with the Panel’s decision, the Panel required Equinix to make a public filing, which includes a pro forma balance sheet no older than 45 days from the closing of the Combination. Currently, the parties expect the Combination to close December 31, 2002. In accordance with the Panel’s request, a copy of the Unaudited Pro Forma Combined Consolidated Condensed Balance Sheet as of November 30, 2002 is attached hereto as Exhibit 99.1.

ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)    EXHIBITS.

99.1    Unaudited Pro Forma Combined Consolidated Condensed Balance Sheet

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

DATE:	December 26, 2002	By:	/s/ RENEE F. LANAM
Renee F. Lanam Chief Financial Officer

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INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Unaudited Pro Forma Combined Consolidated Condensed Balance Sheet